EXHIBIT 99.1

                               MDI Technologies, Inc.
                             940 West Port Plaza Drive
                                St. Louis, Missouri
                                     U.S.A. 63146

TSX TRADING SYMBOL: MDD.U                           OTC BB TRADING SYMBOL: MDTI

                                  NEWS RELEASE
                                  ------------


            MDI TECHNOLOGIES ANNOUNCES CHANGE TO BOARD OF DIRECTORS

St. Louis, Missouri - April 14, 2004. MDI Technologies, Inc. has announced that Byron Flateland has resigned from the Board of Directors. The company wishes Mr. Flateland the best of luck with his plans for the future.

Nominated for the Board of Directors is Mr. Michael Trokey, CPA. Mr. Trokey is a 1971 graduate from the University of Missouri - St Louis. Mr. Trokey has thirty-two years experience in auditing, tax work and consulting services. He has been instrumental in 23 initial public offerings and has extensive experience in SEC related matters.

"Michael Trokey brings a lot to the table with his extensive background in public accounting," said Todd Spence, President and CEO. "Michael will offer assistance in all matters of public reporting as mandated under the Sarbanes-Oxley Act," Spence concluded.

About MDI Technologies, Inc.

MDI develops and markets a family of software products for the healthcare industry. Such products deliver an innovative system that allows long-term care facilities the ability to run clinical and accounting software applications either locally or over the Internet. In addition, MDI provides assessment tools and staging criteria for customized patient care in the long-term care segment of the healthcare market. In 1999, MDI began deploying its first product via the ultra-thin client technology based on Microsoft's Windows 2000 Terminal Server and Citrix MetaFrame. Such technologies allow the company to deliver its product offerings via the Internet from one central location, providing significant cost savings for both MDI and its customers. MDI shares are traded under the name of MDI Technologies, Inc. on the TSX under the symbol MDD.U. MDI shares are also traded in the US on the OTCBB under the symbol MDTI.

This News Release may contain certain statements related to revenues, expenses, development plans and similar items that represent forward-looking statements. Such statements are based on assumptions and estimates related to future economic and market conditions. The assumptions are reviewed regularly by management, however, they involve risks and uncertainties including, without limitation, changes in markets and competition, technological and competitive developments, and potential downturns in economic conditions generally, that could cause actual results to differ materially from those contemplated in the forward-looking statements.

By Order of the board of directors


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